                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                   1994   1995    1996    1997
                                                   ----  ------  ------  ------
Losses before tax................................. (228) (1,941) (7,576) (7,965)
Interest expense..................................  --      107     378   1,152
                                                   ----  ------  ------  ------
Adjusted earnings................................. (228) (1,834) (7,198) (6,813)
Ratio.............................................  --      --      --      --
Deficiency........................................ (228) (1,941) (7,576) (7,965)
                                                   ====  ======  ======  ======